Exhibit 2.3

LIMITED WAIVER AND AGREEMENT

This LIMITED WAIVER AND AGREEMENT, dated as of November 8, 2018 (this “Agreement”), is entered into by and between B. Riley Financial, Inc., a Delaware corporation (“Parent”), and magicJack VocalTec Ltd., an Israeli corporation (the “Company”).  Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, Parent, the Company and B. R. Acquisition Ltd., an Israeli corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated as of November 9, 2017, as amended by Amendment No. 1 thereto, dated as of May 8, 2018 (collectively, the “Merger Agreement”); and

WHEREAS, Parent and the Company have determined to enter into this Agreement in connection with the Merger Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parent and the Company hereby agree as follows:

1.	Representations.

a.	Parent hereby represents and warrants to the Company that Parent has the requisite corporate power and authority to enter into this Agreement.

b.	The Company hereby represents and warrants to Parent that the Company has the requisite corporate power and authority to enter into this Agreement.

2.
Waiver of End Date.  Without prejudice to any of its other rights under the Merger Agreement, each of Parent and the Company hereby (i) waives its right to terminate the Merger Agreement pursuant to Section 7.01(b)(i) of the Merger Agreement prior to November 16, 2018 (the “Extension Date”), and (ii) agrees that each reference to the “End Date” in the Merger Agreement shall be deemed to refer to the Extension Date.

3.
Closing Date.  Notwithstanding Section 2.02 of the Merger Agreement, subject to the satisfaction or (to the extent permitted by Law) waiver by the Party or Parties entitled to benefits thereunder of the conditions set forth in Article 6 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), the Closing shall take place at the offices of Bryan Cave Leighton Paisner LLP, 1290 Avenue of the Americas, New York, New York 10104 at 10:00 a.m., Israeli time, on November 14, 2018 or at such other place, time or date as shall be agreed in writing between Parent and the Company.

4.	General Provisions.

a.
Except as expressly provided herein, nothing in this Agreement shall be deemed to constitute a waiver of compliance by any Party with respect to any other term, provision or condition of the Merger Agreement, or shall be deemed or construed to amend, supplement or modify the Merger Agreement, which shall remain in full force and effect.

b.
This Agreement and the Merger Agreement (including the documents and the instruments referred to therein) contain the entire understanding of Parent and the Company in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between Parent and the Company with respect to such subject matter, other than the Confidentiality Agreement.

c.
The terms and provisions of Section 8.02, Section 8.05, Section 8.07, Section 8.08, Section 8.09, Section 8.10, Section 8.11, Section 8.12 and Section 8.13 of the Merger Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Agreement.

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2

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on the date first written above.

B. RILEY FINANCIAL, INC.
By:	/s/ Phillip J. Ahn
	Name:	Phillip J. Ahn
	Title:	Chief Financial Officer and
Chief Operating Officer

(Signature Page to Limited Waiver and Agreement)

MAGICJACK VOCALTEC LTD.

By:	/s/ Don Carlos Bell III
	Name:	Don Carlos Bell III
	Title:	Chief Executive Officer

(Signature Page to Limited Waiver and Agreement)